Exhibit 99.1

Behringer Harvard Acquires Burrough’s Mill, a Luxury Multifamily Community in Affluent Philadelphia Suburb

DALLAS, SEPTEMBER 22, 2009 — Behringer Harvard announced today that it has acquired Burrough’s Mill Apartment Homes, a 308-unit multifamily community located on a 25.7-acre site in Cherry Hill, New Jersey. Cherry Hill Township is located in Camden County, an area seven miles east of center-city Philadelphia which is one of the most densely populated and affluent counties in the state.

“Burrough’s Mill is the newest multifamily community in Cherry Hill, a highly desirable submarket that has experienced resilient population growth for years. We expect this core asset to provide stable operating performance and consistent rent growth over the coming years,” said Mark T. Alfieri, chief operating officer of Behringer Harvard Multifamily REIT I, Inc.

Burrough’s Mill is situated on the north side of Church Road at its intersection with Lenape Road, which is one-fourth mile from Route 38 and across the street from the one-million-square-foot Cherry Hill Mall. Designed by award-winning architect Cecil Baker and constructed in 2004, the gated community consists of 32 two-story residential buildings and a one-story clubhouse.

Community amenities include a resort-style pool, a tennis court, a scenic pond and a walking trail. The clubhouse features a fitness center with a sauna and a business center. Residents may choose from 13 floor plans with one, two or three bedrooms ranging in size from 835 to 1,450 square feet. Each apartment features a private entrance and more than half offer a direct-access garage.

Approximately a quarter of a million people live within a five-mile radius of Burrough’s Mill, and the average household income within three miles exceeds six figures. Notable employers located six to 10 miles from Burrough’s Mill include Subaru of America; TD Bank, N.A.; Melitta Coffee; Baxter Healthcare and Pinnacle Foods Corporation, makers of Vlasic and Duncan Hines foods.

The acquisition of Burrough’s Mill was made through a joint venture of Behringer Harvard Multifamily REIT I, Inc., a public non-listed REIT, and PGGM Private Real Estate Fund, a vehicle for real estate investments for large Dutch pension funds.

Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 15 multifamily communities in nine states representing 4,629 multifamily units.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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